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EXHIBIT 99.1


FOR IMMEDIATE RELEASE

CONTACT: Donald R. Blackburn
             740.657.7010



                  DCB FINANCIAL CORP. BEGINS SEARCH FOR NEW CEO


DELAWARE, OHIO - OCTOBER 3, 2002 - DCB Financial Corp (OTC Bulletin Board:
DCBF:OB) Chairman G. William Parker, M.D., announced today that the company's board of directors has voted not to continue the employment of Larry Coburn, president, and will begin immediately to search for a new chief executive. DCB Financial Corp is the holding company of the Delaware County Bank & Trust Company (The Bank).

"We've seen remarkable growth in our community and in The Bank," said Dr. Parker. "In the past seven years, The Bank has grown from roughly $300 million in assets to $500 million, a significant benchmark for the industry. As we move forward, the new CEO will be asked to focus attention on improving earnings and increasing shareholder value. We are looking forward to an even brighter future as the largest independent, community bank in Delaware and the surrounding area," he continued.

"We strongly believe in the community bank model and mission that we have pursued for more than 50 years. We expect to have a new president in place by the end of this year," said Dr. Parker. "In the meantime, the board of directors has complete confidence in The Bank's current senior management team, led by Donald R. Blackburn, to manage the company's day-to-day business."


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DCB FINANCIAL CORP.
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As chairman of the board, a position he has held since 1998, Dr. Parker, a long time Delaware surgeon and a director of The Bank since 1976, said, "The board will provide guidance and oversight to the senior managers as this transition takes place." A special committee of the board, led by Jerome Harmeyer, has been formed to conduct the search for a new chief executive.

The Bank, headquartered in Lewis Center, Ohio, operates 16 full-service branches in Delaware, Union and Franklin counties. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, online banking and trust services. The Bank also provides cash management and other corporate banking services to its business customers.


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This news release may be deemed to include forward-looking statements such as statements relating to financial goals and business outlook. Actual results could differ materially from those indicated by these statements due to a variety of factors, including those related to the economic environment in the market areas in which the Company operates, credit risk management, asset/liability management and the availability of and costs associated with sources of liquidity.